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EXHIBIT 12

                       SOUTHWESTERN BELL TELEPHONE COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                               DOLLARS IN MILLIONS


                                      SIX MONTHS ENDED                   YEAR ENDED
                                          JUNE 30,                      DECEMBER 31,


                                       1994       1993     1993     1992    1991     1990     1989
Income Before Income Taxes,
 Extraordinary Loss and Cumulative
 Effect of Changes in
 Accounting Principles               $  830.7   $ 741.2  $1,424.2 $1,324.7 $1,286.3  $1,319.4  $1,268.9
   Add: Interest Expense                175.6     201.1     385.2    408.7    456.3     439.3     476.6
       1/3 Rental Expense                12.3      10.8      22.8     27.6     22.7      29.6      28.2


   Adjusted Earnings                 $1,018.6   $ 953.1  $1,832.2 $1,761.0 $1,765.3  $1,788.3  $1,773.7


       Total Interest Charges        $  175.6   $ 201.1  $ 385.2  $  408.7  $ 456.3  $  439.3  $  476.6
       1/3 Rental Expense                12.3      10.8     22.8      27.6     22.7      29.6      28.2


   Adjusted Fixed Charges            $  187.9   $ 211.9  $ 408.0  $ 436.3  $  479.0  $  468.9  $  504.8


Ratio of Earnings to Fixed Charges       5.42     4.50      4.49     4.04      3.69      3.81    3.51
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